Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of EDOC Acquisition Corp. on Amendment No. 1 to Form S-4 of our report dated March 4, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of EDOC Acquisition Corp. as of December 31, 2021 and 2020, for the year ended December 31, 2021, and for the period from August 20, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

May 25, 2022